Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

of Moody’s Corporation

We consent to the incorporation by reference in the Registration Statements on Form S-3 of Moody’s Corporation, filed with the Securities and Exchange Commission on July 30, 2013, of our report dated February 25, 2013, with respect to the consolidated balance sheets of Moody’s Corporation as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, shareholders’ equity (deficit) and cash flows, for each of the years in the three-year period ended December 31, 2012 and the effectiveness of internal control over financial reporting as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of Moody’s Corporation and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP

New York, New York

July 30, 2013